UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                     Commission File Number 1-5979

                          Orion Pictures Corporation
            (Exact name of registrant as specified in its charter)

                            1888 Century Park East
                                 Seventh Floor
                             Los Angeles, CA 90067
                                (310) 282-0550
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock -- $.25 par value
           (Title of each class of securities covered by this Form)

                                     None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i) [X]       Rule 12h-3(b)(1)(i) [ ]
               Rule 12g-4(a)(1)(ii)[ ]       Rule 12h-3(b)(1)(ii)[ ]
               Rule 12g-4(a)(2)(i) [ ]       Rule 12h-3(b)(2)(i) [ ]
               Rule 12g-4(a)(2)(ii)[ ]       Rule 12h-3(b)(2)(ii)[ ]
                                             Rule 15d-6          [ ]

     Approximate number of holders of record as of the certificate or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934 Orion Pictures Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 1, 1995       By:   /S/ JOHN W. HESTER
                                   ------------------------
                                        John W. Hester
                                        Executive Vice-President and
                                             General Counsel,
                                        Orion Pictures Corporation